Exhibit 10.1

TRANSITION SERVICES AGREEMENT

by and between

TRIBUNE COMPANY

and

TRIBUNE PUBLISHING COMPANY

Dated as of [            ], 2014

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Other Defined Terms	2

ARTICLE II

TRANSITION SERVICES

SECTION 2.01.	Provision of Transition Services	3
SECTION 2.02.	Contract Managers and Service Managers	4
SECTION 2.03.	Change in Service	4
SECTION 2.04.	Service Levels	5
SECTION 2.05.	Limitation on Transition Services	5
SECTION 2.06.	Intellectual Property	6
SECTION 2.07.	Services Migration	6
SECTION 2.08.	Limited Remedy and Limitation of Damages	7

ARTICLE III

SERVICE CHARGES

SECTION 3.01.	Service Charges	8
SECTION 3.02.	Invoices and Payment Terms	8
SECTION 3.03.	Documentation; Audit	9
SECTION 3.04.	Taxes	9

ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES; LIMITATIONS OF LIABILITY; INDEMNIFICATION

SECTION 4.01.	Disclaimer of Representations and Warranties	10
SECTION 4.02.	Limitations of Liability	10
SECTION 4.03.	Third Party Contractors	10
SECTION 4.04.	Indemnity	11

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TABLE OF CONTENTS

(cont’d)

		Page

ARTICLE V

TERM AND TERMINATION

SECTION 5.01.	Term	11
SECTION 5.02.	Termination	11
SECTION 5.03.	Early Termination Charges	12
SECTION 5.04.	Effect of Termination	12

ARTICLE VI

COVENANTS

SECTION 6.01.	Confidentiality	13
SECTION 6.02.	Access to Computer Systems	13
SECTION 6.03.	Privilege	13

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01.	Force Majeure Event	14
SECTION 7.02.	Independent Contractor	14
SECTION 7.03.	Third-Party Beneficiaries	14
SECTION 7.04.	Conflicting Provisions	15
SECTION 7.05.	Negotiation and Dispute Resolution	15
SECTION 7.06.	Amendment	15
SECTION 7.07.	Miscellaneous	15

SCHEDULES

Schedule A	Transition Service Schedule (Distributing Services to Publishing)
Schedule B	Transition Service Schedule (Publishing Services to Distributing)

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is made as of [            ], by and between Tribune Company, a Delaware corporation (“Distributing”), and Tribune Publishing Company, a Delaware Corporation (“Publishing”), (each a “Party” and together, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement (as defined below).

WHEREAS, Distributing and Publishing are parties to that certain Separation and Distribution Agreement, dated as of date hereof (the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, the Parties agreed to separate from Distributing the Publishing Business, which will be owned, operated and conducted, directly or indirectly, by Publishing; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, the Parties desire to provide (or cause to be provided) certain services on a transitional basis following the Distribution Date to Publishing and its Affiliates that conduct the Publishing Business, on the one hand, and Distributing and its Affiliates that conduct the Distributing Business, on the other hand, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Force Majeure Event” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), including acts of God, storms, floods, fires, earthquakes, civil disturbances, strikes, lockouts or other labor and industrial disputes and disturbances, embargo, fuel or energy shortage, failures of a sole source provider to provide any necessary goods or services, acts of any government, acts of war (declared or undeclared), riots, insurrection and terrorism.

“Information Technology” means all hardware, computers, Software, servers, workstations, routers, hubs, switches, data, databases, data communications lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment.

“Provider” means Distributing or any of its Affiliates that conduct the Distributing Business, in such Person’s capacity as a Person providing services hereunder either directly or indirectly through Third Party Contractors, as described in Schedule A, or Publishing or any of its Affiliates that conduct the Publishing Business, in such Person’s capacity as a Person providing services hereunder either directly or indirectly through Third Party Contractors, as described in Schedule B.

“Recipient” means Publishing or any of its Affiliates that conduct the Publishing Business, in such Person’s capacity as a Person receiving services hereunder, as described in Schedule A, or Distributing or any of its Affiliates that conduct the Distributing Business, in such Person’s capacity as a Person receiving services hereunder, as described in Schedule B.

“Transition Services” means the services set forth in the Transition Service Schedules, including any Additional Services and Omitted Services provided pursuant to Section 2.01(b), in each case, including any tasks inherent in or necessary for the accomplishment of such services.

“Transition Service Schedules” means the schedules attached hereto as Schedule A and Schedule B as may be amended by the Parties from time to time.

SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Additional Services	Section 2.01(b)
Agreement	Preamble
Consents	Section 2.05(a)
Contract Manager	Section 2.02
Distributing	Preamble
Migration Services	Section 2.07
Omitted Services	Section 2.01(b)
Party or Parties	Preamble
Protected Interests	Section 2.07
Publishing	Preamble
Recipients	Recitals
Reference Period	Section 2.01(b)
Separation Agreement	Recitals
Service Manager	Section 2.02
Significant Service Shortfall	Section 2.04(b)
Taxes	Section 3.04
Term	Section 5.01(b)
Third Party Contractors	Section 2.01(a)
TSA Documents	Section 3.03

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ARTICLE II

TRANSITION SERVICES

SECTION 2.01. Provision of Transition Services.

(a) Subject to the terms and conditions set forth herein, Provider shall provide, directly or indirectly through third party contractors, subcontractors, licensors, vendors, outsourcers or other third party service providers (collectively, “Third Party Contractors”), to Recipient the Transition Services during their respective Terms; provided, that Provider shall remain responsible for the performance of the services in accordance herewith.

(b) In the event that any Recipients desire to have any Providers provide services that (i) were provided by such Provider to such Recipient within the twelve (12) months prior to the Distribution Date (the “Reference Period”), and (ii) are reasonably necessary for the operation of such Recipient’s Business as conducted as of the Distribution Date (“Omitted Services”; provided, that Omitted Services shall not include any service that Provider has replaced with (or for which Provider has substituted) a substantially comparable Transition Service as of the date hereof), such Recipient may, within one hundred eighty (180) days following the date hereof, request that such Provider provide such Omitted Services. If such Provider is reasonably capable of providing such Omitted Services, such Provider shall provide such Omitted Services to such Recipient as promptly as reasonably practicable and on terms to be negotiated by the Parties in good faith. In the event that any Recipients desire to have any Providers provide additional services that are not Omitted Services (“Additional Services”), such Providers, in their sole discretion, may agree to provide, directly or indirectly through Third Party Contractors, such Additional Services. Any request for an Omitted Service or Additional Service shall be in writing and shall specify, as applicable (i) the type and the scope of the requested service, (ii) who shall perform the requested service, (iii) where and to whom the requested service is to be provided and (iv) the proposed term for the requested service. In the event that any Providers are required to provide any Omitted Service, or agree to provide any Additional Service, as applicable, the Parties shall enter into an amendment to this Agreement amending the applicable Transition Service Schedule to reflect such Omitted Service or Additional Service, as applicable, and such Omitted Service or Additional Service, as applicable, shall be deemed to be part of this Agreement and the Transition Services from and after the date of such amendment.

(c) Notwithstanding anything to the contrary in this Agreement, nothing herein shall prohibit, modify or limit any Provider’s ability to transfer or allocate assets and liabilities, as the case may be, to any entity in connection with, or in contemplation of, the transactions contemplated by the Separation Agreement, the Ancillary Agreements (other than this Agreement) or otherwise, and to the extent that any such transfer or allocation results in a change to which a Party reasonably should be Provider and/or Recipient then the relevant Parties shall make such amendments, revisions or modifications to the applicable Transition Service Schedule as are reasonably necessary to reflect the appropriate Provider and/or Recipient, as the case may be.

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(d) The Parties agree and acknowledge that any other transition or similar assistance that may be provided by a Party or its Affiliates to another Party or its Affiliates (but is not described in the Transition Service Schedules and is not otherwise agreed to in writing pursuant to Section 2.03 or part of the terms of the Separation Agreement or any Ancillary Agreements) in connection with the transactions contemplated by the Separation Agreement shall be deemed to be provided under this Agreement as Transition Services (and therefore subject to the terms and conditions of this Agreement, including the exclusions of, and limitations on, liability), unless the Parties expressly agree in writing that such other transition or similar assistance is not governed by this Agreement. For the avoidance of doubt, the foregoing shall not require any Party to provide any transition or similar assistance that is not otherwise required under this Agreement.

SECTION 2.02. Contract Managers and Service Managers. Each Party shall appoint an individual to act as its primary point of contact for the administration of this Agreement (each, a “Contract Manager”). Distributing designates Steven Berns as its initial Contract Manager and Publishing designates John Bode as its initial Contract Manager. For each functional category identified on the Transition Service Schedules, each Party shall appoint one or two individual(s) to act as its primary point(s) of operational contact for the administration and operation of this Agreement with respect to the Transition Services identified under such functional category on the applicable Transition Service Schedule (each, a “Service Manager”) who shall have overall responsibility, with respect to the Transition Services identified under such functional category on the applicable Transition Service Schedule, for (a) coordinating all activities undertaken by such Party hereunder, (b) acting as a day-to-day contact with the other Party, (c) making available to the other Party the data, facilities, resources and other support services required for the performance of the applicable services in accordance with the terms of this Agreement and (d) attempting to resolve disagreements with respect to such Transition Services. The initial Services Managers for the Parties are set forth in the Transition Service Schedules. The Parties may change their respective Contract Managers and Service Managers from time to time upon notice to the other Party in accordance herewith.

SECTION 2.03. Change in Service. Any request for a change to a Transition Service shall be submitted in writing by the requesting Party to the other Party describing the proposed change in reasonable detail. The Party receiving such request shall respond to the request as soon as practicable and the Parties shall discuss in good faith the requested change and the process for implementing such change, including any changes in costs and expenses, if applicable; provided, that the Party receiving such request shall have no obligation to agree to such request if the change requested would materially and adversely impact the cost, liability, or risk associated with providing or receiving the applicable Transition Service, or cause any other material disruption or adverse impact on the business or operations of the Party or its Affiliates receiving the request. Each agreed upon change shall be documented by an amendment in writing to the applicable Transition Service Schedule.

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SECTION 2.04. Service Levels.

(a) Except as specifically provided in the applicable Transition Service Schedule for a specific Transition Service, the Transition Services shall be provided in a commercially reasonable manner and at a level substantially consistent with the level at which such Transition Services were provided (if applicable) to the Recipients in the Reference Period (taking into consideration any changes to service levels resulting from any changes to applicable Law after the date hereof).

(b) Subject to Sections 2.05 and 7.01, if a Recipient provides a Provider with written notice of the occurrence of any Significant Service Shortfall (as defined below), such Provider shall promptly, and in no event more than five (5) Business Days from the date of such notice, for no additional charge, use commercially reasonable efforts to rectify or cause to be rectified such Significant Service Shortfall. In addition to any other rights the Recipient may have pursuant to this Agreement, if the Provider fails to rectify or cause to be rectified such Significant Service Shortfall in accordance with the foregoing, such Recipient may obtain replacement services from a third party and such Provider shall pay the reasonable cost of any such replacement services, less the amount such Recipient would have paid pursuant to this Agreement for such Transition Services. For purposes of this Section 2.04(b), a “Significant Service Shortfall” shall be deemed to have occurred if, subject to Section 2.05(c) and the proviso in clause (a) of Section 3.02, the quality or performance of the Transition Services provided by a Provider hereunder falls materially below the standards required by Section 2.04(a).

SECTION 2.05. Limitation on Transition Services.

(a) A Provider shall not be required to provide Transition Services hereunder to the extent the provision of such services would require the Provider to violate any applicable Law or any Contract to which the Provider is a party; provided, that such Provider shall use commercially reasonable efforts to obtain, at the expense of the Provider, any waivers, permits, consents, orders or authorizations that may be required for the provisions of the Transition Services (the “Consents”); and provided, further, that to the extent such Provider is unable to obtain a Consent necessary to provide a Transition Service, the Provider shall, at the Recipient’s request and expense, use commercially reasonable efforts to cooperate with the Recipients to obtain as promptly as practicable alternative arrangements for the provision of the applicable Transition Service.

(b) Notwithstanding anything herein to the contrary, to the extent the provision of any Transition Services hereunder would require any Deferred Transfer Asset to which such Provider is entitled pursuant to the Separation Agreement, such Provider shall not be required to provide such services for so long as the transfer or assignment of such Deferred Transfer Asset is not consummated, whether as a result of a Transfer Impediment pursuant to the provisions of Section 5.3(a) of the Separation Agreement or for any other reason.

(c) The Recipients shall cooperate with the Providers to the extent necessary or appropriate to facilitate the performance of the Transition Services in accordance herewith. Without limiting the generality of the foregoing, (i) the Recipients shall make available on a timely basis to the Providers all information and materials requested by such Providers to the

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extent reasonably necessary for the purposes of providing and receiving the Transition Services in accordance with this Agreement, (ii) the Recipients shall, upon reasonable notice, give the Providers reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises and personnel to the extent reasonably necessary for the purposes of providing and receiving Transition Services and (iii) the obligations of the Providers to provide the Transition Services hereunder are conditioned upon such Providers (and the Third Party Contractors engaged by them) being provided with reasonable access to, and all necessary rights to utilize, the Recipients’ information, facilities, personnel, assets, systems and technologies to the extent reasonably requested by the relevant Providers as reasonably necessary for the performance of the Transition Services.

(d) Except as specifically provided in the applicable Transition Service Schedule for a specific Transition Service, in providing the Transition Services, no Provider shall be obligated to (i) hire any additional employees, (ii) maintain the employment of any specific employees or (iii) purchase, lease or license any additional facilities, equipment or software.

SECTION 2.06. Intellectual Property. Except as provided herein, in the Separation Agreement or in other Ancillary Agreements, each Party shall retain all right, title and interest in and to all of its Intellectual Property and nothing in this Agreement shall be deemed to grant to the other Party any such rights; provided, that to the extent permitted by applicable Law and existing contractual arrangements (subject to Section 2.05), each Party hereby grants (or shall cause its applicable Affiliates to grant) to the other Party and its applicable Affiliates a nonexclusive, revocable, nontransferable, world-wide, royalty-free right and license to such Intellectual Property, solely to the extent and for the duration necessary for the receipt or provision of the Transition Services in accordance with this Agreement (it being understood that each such license shall terminate immediately upon the termination of the relevant Transition Services); and provided, further, that unless the Parties agree otherwise, all Intellectual Property (i) created by the Provider in connection with a Transition Service during the Term of such Transition Service at the request and solely for the benefit of a Recipient and (ii) paid for by a Recipient shall be the property of such Recipient, and, to the extent title to any such Intellectual Property vests in the Provider by operation of Law, each Party hereby assigns (and shall cause any such other Provider to assign) to the relevant Recipient all of its right, title and interest in and to such Intellectual Property, and the Providers shall provide such assistance and execute such documents as the Recipients may reasonably request to assign to the relevant Recipient all of its right, title and interest in and to such Intellectual Property.

SECTION 2.07. Services Migration.

(a) The Providers shall, and shall use commercially reasonable efforts to cause any applicable Third Party Contractors to, assist the Recipients in connection with the transition from the performance of Transition Services by the Providers to the performance of such services by the Recipients or other third parties engaged by the Recipients, which may include assistance with the transfer of records, segregation and migration of historical data, the transition to non-Provider systems and cooperation with and assistance to any third party consultants engaged by the Recipients in connection with such transition (“Migration Services”), taking into account (i) the need to minimize the cost of such transition and the disruption to the ongoing business activities of the Parties and their Affiliates and (ii) the rights and interests of protecting Confidential Information and privilege in accordance with Article VI of the Separation Agreement (the “Protected Interests”).

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(b) Without limiting the generality of the foregoing, as soon as practicable after the date hereof, each Party shall, at its sole expense, in compliance with applicable Laws, take such action with respect to the systems that are under its control to separate logically and physically the Information Technology used to conduct the Distributing Business from the Information Technology used to conduct the Publishing Business, in such a manner that the Information Technology used to conduct the Publishing Business is not accessible to the members of the Distributing Group and the Information Technology used to conduct the Distributing Business is not accessible to the members of the Publishing Group, except, subject to and in accordance with Section 6.02, as and to the extent such access is necessary for the provision or receipt of Transition Services pursuant to this Agreement or as otherwise set forth herein.

SECTION 2.08. Limited Remedy and Limitation of Damages.

(a) In the event that any Provider materially fails to perform any Transition Service in breach of this Agreement, then at the Recipient’s request, the Provider shall use commercially reasonable efforts to re-perform such Transition Service as soon as reasonably practicable, with the same degree of care used in correcting a failure of a similar service for itself, at no cost to the Recipient. The Provider shall have no obligation to recreate any lost or destroyed data, but will provide such data to Recipient to the extent the same is re-created through such re-performance of Transition Services. Except (i) as provided in Section 2.04(b), (ii) for any failure to perform that results in a claim for indemnification under Article IV and subject to the provisions thereof and (iii) for any specific performance or other equitable remedy that may be awarded by a court of competent jurisdiction, the Recipient’s sole and exclusive remedy, and the Provider’s sole and exclusive liability and obligation, with respect to the performance (or nonperformance) of Transition Services is set forth in the first two sentences of this Section 2.08.

(b) EACH RECIPIENT ACKNOWLEDGES THAT (I) EACH PROVIDER IS NOT A COMMERCIAL PROVIDER OF THE TRANSITION SERVICES PROVIDED HEREIN AND IS PROVIDING THE TRANSITION SERVICES AS AN ACCOMMODATION AND AT COST TO THE RECIPIENT PARTIES IN CONNECTION WITH THE TRANSATIONS CONTEMPLATED BY THE SEPARATION AGREEMENT; AND (II) THIS AGREEMENT IS NOT INTENDED BY THE PARTIES TO HAVE THE APPLICABLE PROVIDER MANAGE AND OPERATE THE PUBLISHING BUSINESS OR THE DISTRIBUTING BUSINESS, AS APPLICABLE, IN LIEU OF THE APPLICABLE RECIPIENT. THE PARTIES AGREE THAT THE FOREGOING SHALL BE TAKEN INTO CONSIDERATION IN ANY CLAIM MADE UNDER THIS AGREEMENT.

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ARTICLE III

SERVICE CHARGES

SECTION 3.01. Service Charges. Unless otherwise set forth in the Transition Service Schedules and subject to Section 3.02, the Transition Services and the Migration Services shall be provided at the Provider’s cost and expense. The Recipients shall compensate the Providers only for Transition Services and Migration Services actually received. The Recipients shall not make, or shall receive an appropriate credit with respect to, payment for Transition Services or Migration Services that are not provided to the Recipients for any reason, including force majeure.

SECTION 3.02. Invoices and Payment Terms. Unless otherwise set forth in the Transition Service Schedules, the Providers shall invoice the Recipients promptly after the end of each month for all (a) amounts due (if any) for all Transition Services and Migration Services provided to the Recipients during the preceding month based on, unless otherwise set forth in the Transition Service Schedules, the reasonable and documented out-of-pocket costs and expenses actually incurred by the Providers or any of its Affiliates in connection with providing the applicable Transition Services and Migration Services (including reasonable third party costs, travel-related expenses and increased staffing costs directly attributable to the provision of such services, but excluding fixed overhead and full time employee costs of the Provider); provided, however, that any such cost or expense not consistent with historical practice between the Parties for any Transition Service or Migration Service (including business travel and related expenses) shall require advance approval of the Recipient, which approval shall not be unreasonably withheld or delayed (it being agreed that in the event that, and for so long as, the Recipient withholds such approval, the Provider shall not be required to provide all or a portion of the applicable Transition Services and / or Migration Services to the extent that such cost or expense is necessary for the provision of such Transition Services and / or Migration Services or such portion thereof), and (b) all Taxes (as defined below). Payment of any amounts due by the Recipients hereunder shall be made in immediately available funds within forty-five (45) days of the applicable Recipient’s receipt of invoice therefor. Any amount not paid within forty-five (45) days after the date when payable shall bear interest at the rate equal to 1.5% per annum from the date such amount is due. The Recipients shall not deduct, set off, counterclaim or otherwise withhold any amount owed by it to the Providers (on account of any obligation owed by the Providers, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the amounts payable pursuant to this Agreement; provided, that in the event any Recipient disputes any amount on an invoice, such Recipient shall notify the relevant Provider in writing within twenty (20) days after such Recipient’s receipt of such invoice and shall describe in detail the reason for disputing such amount. Upon receipt of such notice, the Provider will research the items in question in a reasonably prompt manner and cooperate to resolve any differences with the Recipient. In the event agreement is not reached by the applicable Provider and Recipient within forty-five (45) days after receipt of the notice referred to above, the matter shall be referred to resolution in accordance with Section 7.05. The Recipient will be entitled to withhold the amount in dispute during the pendency of the dispute, provided that the Recipient shall be subject to late charges pursuant to this Section 3.02 on any

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amount that is unsuccessfully disputed. The Recipient shall timely pay the undisputed portion of each invoice in the manner set forth in this Agreement; provided that in the event that the applicable Provider and Recipient mutually agree that any amount that was paid by the Recipient was not properly owed, the Provider will refund that amount plus interest (accumulating from the original due date for such amount at the rate equal to 1.5% per annum) to the Recipient within forty-five (45) days after receipt of such notice (or, alternatively, the Provider may deduct the dollar amount from the next invoice submitted to the Recipient).

SECTION 3.03. Documentation; Audit. The Providers shall maintain accurate and complete records of all receipts, invoices, reports and other documents relating to the Transition Services and Migration Services rendered hereunder (collectively, the “TSA Documents”) in accordance with (i) each such Person’s standard accounting practices and procedures, consistently applied, which practices and procedures are employed by each such Person in its provision of services for itself and its own Subsidiaries and (ii) applicable Law (including data protection and privacy Law). Without limiting the generality of the foregoing, each such Person’s accounting records shall be maintained in sufficient detail to enable an auditor to verify the accuracy, completeness and appropriateness of all charges hereunder. Upon reasonable prior notice, during the applicable Provider’s regular office hours, each Recipient and its Representatives (including such Recipient’s internal and external auditors) shall have the right to, at such Recipient’s expense, inspect and copy the TSA Documents and audit the TSA Documents and related controls and processes, subject to the preservation of the Protected Interests. The Providers shall retain the TSA Documents and, subject to the preservation of the Protected Interests, make them available to the Recipients, their Representatives, and applicable Governmental Authorities for a period of six years from the close of each fiscal year during which Transition Services are provided. If an audit conducted by a Recipient or its Representative reveals an overbilling by the Provider and overpayment by the Recipient, and the Provider agrees with the results of the audit, the Provider shall reimburse the relevant Recipient within forty-five (45) days of receiving a copy of the audit and shall pay interest at a rate equal to 1.5% per annum for the period from the date the revealed overpayment was made until the date such revealed overpayment is reimbursed.

SECTION 3.04. Taxes. All sales tax, value-added tax, goods and services tax or similar tax (“Taxes”) (but excluding any Tax based upon the net income of a Provider, which shall be paid by such Provider) associated with the provision of any Transition Services will be separately stated on the relevant invoice and shall be paid by the Recipients in accordance with Section 3.02. The Providers shall be responsible for paying any such Taxes to the appropriate tax authorities.

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ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES; LIMITATIONS

OF LIABILITY; INDEMNIFICATION

SECTION 4.01. Disclaimer of Representations and Warranties. Except as expressly provided in this Agreement, the services to be provided hereunder are furnished on an as-is and where-is basis. Except as expressly provided in this Agreement, neither party nor any of their affiliates make any representation or warranty, whether express, implied or statutory, and each party (on behalf of itself and its affiliates) hereby disclaims any representation or warranty of any kind with respect to the services provided hereunder, including any warranty of condition, merchantability, accuracy, satisfactory quality, non-infringement, or fitness for any particular purpose.

SECTION 4.02. Limitations of Liability.

(a) Except for the indemnification claim provided under Section 4.04, in no event shall any Party or any of its Affiliates have any Liability to the other Party or any of its Affiliates arising out of or in connection with this Agreement.

(b) Notwithstanding anything to the contrary, the aggregate Liability of the Providers to the Recipients arising out of or in connection with this Agreement shall not exceed the aggregate amount of the service charges paid or to be paid by the Recipients hereunder with respect to the services giving rise to such Liability. The Parties hereby waive and shall not assert, and shall cause the other Recipients to waive and not assert, claims for any such Liability in excess of such aggregate amount.

(c) IN NO EVENT SHALL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR STRICT LIABILITY) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 4.03. Third Party Contractors.

(a) In no event will any Party be liable for the products and services of any Third Party Contractors, except to the extent for which such Party is otherwise liable under this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, with respect to any Third Party Contractors, the Parties agree to reasonably and diligently cooperate to pass through to each Recipient, to the extent permitted by the applicable contracts, the benefit of any indemnities, representations and warranties under the applicable contracts with such Third Party Contractors. Upon request, the Provider agrees at its option to either (i) enforce its rights under such contracts, or (ii) grant to the Recipient rights of subrogation, to the extent permitted under the applicable contract(s), so that the Recipient may directly enforce the applicable contract(s) against the applicable Third Party Contractors. The Provider will under no circumstances be responsible for any failure by any Third Party Contractor to provide any remedies to which the Provider and the Recipient are entitled from the applicable Third Party Contractors. The Recipient will be responsible for its own costs and the cost incurred by the Provider in seeking or enforcing any rights or remedies with respect to any such Third Party Contractors for the benefit of Recipient.

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SECTION 4.04. Indemnity.

(a) Subject to the limitations on liability provided in Sections 4.01, 4.02 and 4.03, each Party agrees to indemnify, defend and hold harmless the other Party, its Affiliates and its and their respective Representatives, and each of the successors and assigns of any of the foregoing from and against any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable attorneys’ fees and other expenses of litigation) arising out of or resulting from the negligence, willful misconduct, bad faith, breach of confidentiality, violation of Law or infringement of a third party’s Intellectual Property, of (or by) it or its Affiliates, and its and their respective Representatives, and each of the successors and assigns of any of the foregoing, in each case in connection with this Agreement.

(b) Sections 10.5 through 10.8 of the Separation Agreement shall apply mutatis mutandis with respect to the indemnification provided hereunder.

ARTICLE V

TERM AND TERMINATION

SECTION 5.01. Term.

(a) This Agreement shall become effective on the Distribution Date and, unless terminated earlier pursuant to Section 5.02, shall remain in full force and effect until all Transition Services are terminated in accordance herewith.

(b) The term (the “Term”) for each Transition Service shall commence on the Distribution Date and, unless terminated earlier pursuant to Section 5.02 below, shall continue until the earlier of (i) the period specified in the applicable Transition Service Schedule (or such longer period as may be mutually agreed upon by the Parties in writing after the date hereof) and (ii) the second (2nd) anniversary of the Distribution Date.

SECTION 5.02. Termination. All or a portion of a Transition Service may only be terminated prior to the conclusion of its Term as follows:

(a) by the Recipient for convenience upon thirty (30) days prior written notice to the Provider, provided, that the Recipient shall pay the applicable early termination charges pursuant to Section 5.03;

(b) by the mutual written agreement of the Recipient and the Provider;

(c) by either Distributing or Publishing for a material breach (including any payment default) of this Agreement by the other Party (or any other Recipient or any other Provider, as applicable) with respect to such Transition Service, provided, that if such breach is capable of being cured, only if such breach is not cured within forty-five (45) days after written notice from the terminating Party;

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(d) by either Distributing or Publishing if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing; or

(e) by either Distributing or Publishing if any involuntary case or other proceeding is commenced against the other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days, or an order for relief shall have been entered against the other Party.

SECTION 5.03. Early Termination Charges. Upon early termination of all or a portion of any Transition Service pursuant to Section 5.02(a), the Recipient shall pay to the Provider early termination charges equal to the amount of the out-of-pocket expenses incurred by the Provider in order to discontinue earlier than originally anticipated the provision of such Transition Service or portion thereof. Such early termination charges may include wind-down costs, breakage fees, early termination fees or charges, minimum volume make-up charges, other start-up or wind-down costs incurred by the Provider that the Provider had anticipated would be paid for by the Recipient over the course of the originally contemplated term (or not incurred but for the Recipient’s early termination) or other amounts payable to third parties. The Provider shall use commercially reasonable efforts to minimize the existence and amount of such early termination charges; provided, that the foregoing obligations shall not alter or diminish the Recipient’s obligation to pay such early termination charges as reasonably incurred by the Provider in accordance with the terms hereof. All such termination charges shall be due and payable to the Provider in immediately available funds within forty-five (45) days of the Recipient’s receipt of any invoice therefor.

SECTION 5.04. Effect of Termination.

(a) Upon termination of all or a portion of any Transition Service in accordance with this Agreement and subject to Sections 5.03 and 5.04, the Providers will have no further obligation to provide such terminated Transition Service or the terminated portion thereof, and the Recipients shall have no obligation to pay any service charges or other amounts relating to such Transition Service or the terminated portion thereof; provided, that the Recipients shall remain obligated to the Providers for (i) any service charges or other amounts owed and payable in respect of such terminated Transition Service provided prior to the effective date of the termination and (ii) any early termination charges pursuant to Section 5.03.

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(b) In connection with the termination of all or a portion of any Transition Service, the provisions of this Agreement not relating solely to such terminated Transition Service shall survive any such termination. Without limiting the generality of the forgoing, the provisions of Article I (Definitions), Article III (Service Charges), Article IV (Disclaimer of Representations and Warranties; Limitations of Liability; Indemnification), Article VI (Confidentiality), and Article VII (General Provisions) and Section 2.06 (Intellectual Property), Section 5.03 (Early Termination Charges), and this Section 5.04 (Effect of Termination) shall survive the termination of any Transition Service or any portion thereof or the termination of this Agreement.

ARTICLE VI

COVENANTS

SECTION 6.01. Confidentiality. Sections 6.5 and 6.6 of the Separation Agreement shall be incorporated by reference herein, mutatis mutandis.

SECTION 6.02. Access to Computer Systems. If a Party to this Agreement (or any other Provider and any other Recipient) has access (either on-site or remotely) to the other Party’s or its Affiliates’ Information Technology in relation to the Transition Services, such Party shall limit such access solely to the use of such Information Technology for purposes of the Transition Services and shall not access or attempt to access the other Party’s or its Affiliates’ Information Technology other than those required for the Transition Services. Such Party shall limit such access to those of its and its Affiliates’ employees, agents or contractors with a bona fide need to have such access in connection with the Transition Services, and shall follow all of the relevant Party’s security and data protection rules and procedures for restricting access to its or its Affiliates’ Information Technology made available by the relevant Party. All user identification numbers and passwords disclosed to such Party or its Affiliates and any information obtained by such Party or its Affiliates as a result of such Party’s or its Affiliates’ access to and use of the other Party’s or its Affiliates’ computer systems shall be deemed to be, and treated as, Confidential Information hereunder and under the Separation Agreement. Each Party shall, and shall cause its Affiliates to, cooperate with the other Party in the investigation of any apparent unauthorized access to a Party’s or its Affiliates’ computer system or information stores.

SECTION 6.03. Privilege. The Parties recognize that legal and other professional services have been and will be provided prior to and following the Distribution Date that were or will be rendered for the collective benefit of each of the Parties to this Agreement. The Parties agree that their respective rights with respect to all privileged information in connection with such services shall be governed by Section 6.8 of the Separation Agreement.

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ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01. Force Majeure Event. No Party shall have any liability or responsibility for any interruption, delay or other failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a Force Majeure Event; provided, that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of a Force Majeure Event on its obligations. In the event of an occurrence of a Force Majeure Event, the Party whose performance is affected thereby shall give notice (orally or in writing) of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable upon the cessation of such Force Majeure Event and its effects. If a Provider or Third Party Contractor is unable to provide any of the Transition Services due to a Force Majeure Event, the Recipient shall be free to acquire such Transition Services from an alternate source, at the Recipient’s sole cost and expense, and without liability to the Provider or any relevant third party, for the period and to the extent reasonably necessitated by such non-performance and during the continuation of any agreement entered into with the provider of such Transition Service, and for that period that such Transition Service is provided by an alternate source, the Provider or any relevant third party shall have no obligation to provide such Service to the Recipient. For the avoidance of doubt, the Recipient shall not be obligated to pay the Provider or any relevant third party for such Transition Services during the period when the Provider or such third party is not providing such Transition Services. Notwithstanding the foregoing, in no event shall any of the Recipients be relieved of their payment obligations to the relevant Provider for any Transition Services delivered pursuant to the terms of this Agreement.

SECTION 7.02. Independent Contractor. Nothing contained in this Agreement will be deemed or construed as creating a fiduciary relationship or relationship of trust, joint venture or partnership between the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other Party, and the status of the Parties with respect to each other shall at all times continue to be that of independent contractors. No Party will have any power or authority to bind or commit the other Party. No Party will hold itself out as having any authority or relationship in contravention of this Section 7.02. All employees and representatives providing the Transition Services shall be under the direction, control and supervision of the Providers, and the Providers shall have the sole rights to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of the Recipients.

SECTION 7.03. Third-Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

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SECTION 7.04. Conflicting Provisions. In the event any provision of either Transition Service Schedule conflicts or is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall be controlling unless and to the extent such Transition Service Schedule specifically provides to the contrary.

SECTION 7.05. Negotiation and Dispute Resolution. Any disputes among the Parties hereto arising under this Agreement shall be resolved pursuant to the dispute resolution procedures contained Article XI of the Separation Agreement as if such provision applied to the Parties hereto. In the event of any such dispute, the Recipient shall continue to pay for the Transition Services, in accordance with Section 3.02, and the Provider shall continue to provide the Transition Services in accordance with the terms and conditions of this Agreement (subject to applicable third party contract terms and conditions), pending resolution of such dispute.

SECTION 7.06. Amendment. This Agreement and the Transition Service Schedules may not be amended, supplemented or terminated except by an agreement in writing signed by the Parties.

SECTION 7.07. Miscellaneous. Section 12.1(a) (Further Assurances), Section 14.2 (Expenses), Section 14.3 (Counterparts), Section 14.4 (Notices), Section 14.6 (Severability), Section 14.7 (Entire Agreement), Section 14.8 (Assignment), Section 14.10 (Governing Law; Jurisdiction), Section 14.11 (Waiver of Jury Trial), Section 14.12 (Headings), Section 14.13 (Interpretation), Section 14.14 (Specific Performance) and Section 14.17 (Waiver) of the Separation Agreement are incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

TRIBUNE COMPANY

By:
Name:
Title:

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

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Schedule A

Transition Service Schedule

(Distributing Services to Publishing)

Except as may otherwise expressly be set forth in this Transition Service Schedule, none of Distributing, its Affiliates that conduct the Distributing Business or any of their respective Representatives (a) is providing legal, financial, accounting or tax advice in connection with Transition Services performed pursuant to this Schedule A or the Agreement of which this Transition Service Schedule forms a part or (b) has any responsibility, as a result of providing such Transition Services or storing or maintaining any data referred to herein, or otherwise, to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Publishing or any of its Affiliates that conduct the Publishing Business.

To the extent that knowledge transfer is reasonably required in connection with the provision or receipt of a Transition Service, but is not separately stated as an element of such Transition Service, such knowledge transfer shall be included in such Transition Service.

Nothing contained in this Schedule A shall modify or otherwise limit any of the respective rights or obligations of the Parties or any member of either Group under any access or similar provision contained in the Separation Agreement or any Ancillary Agreements. Any access granted pursuant to this Schedule A shall be provided (x) during regular business hours and at such other times as are reasonably required and (y) to the extent permissible by applicable Law.

To the extent applicable, capitalized terms used but not otherwise defined in this Transition Service Schedule shall have the meanings ascribed to them in the Agreement or, if not defined therein, the Separation Agreement.

I.	Functional Category: Technology

Distributing’s initial Service Managers shall be David Giambruno, Jeff Sciackitano and Erik Burns and Publishing’s initial Service Managers shall be Ghalib Kassam, Will Rose and Kathy Beiriger.

Notwithstanding Section 3.02 of the Agreement, Publishing will reimburse Distributing for a portion of Distributing’s full time employee costs based on the percentage of such employees’ time spent providing the Transition Services included in this item I of this Schedule A to Publishing.

Ref.	Transition Service	Transition Service Description	Term	Remarks
1.	Data Center Use

•    Use of the 8th floor data center space in the Tribune Tower until all infrastructure can be physically separated, including physical access through common areas and basic data center support

•    Three Publishing resources will reside on the 8th floor in the Tribune Tower until the expiration or termination of this Transition Service

			180 days	Publishing’s Information Technology will support the actual infrastructure, all of which resides on Publishing’s network

2.	IP Addresses

•    Use of ARIN’s publicly registered address space owned by members of the Distributing Group while Publishing works to exit from internet facing use of this space

•    Provide technical consulting services to assist in designing and planning the implementation of a solution to move Publishing’s devices off of the IP addresses described above during the term of this Transition Service

			Until the 2nd anniversary of the Distribution Date	Contracts are owned by Distributing Publishing retains the right to use the address space on its internal network so long as it is not exposed to the internet

1

Transition Service Schedule A

Ref.	Transition Service	Transition Service Description	Term	Remarks
3.	Wide Area Network & Internet Access	• Access to and support of any Distributing-owned circuits • Circuits to be terminated site-by-site once Distributing completes migration to a new carrier	365 days	Contract is owned by Distributing

4.	Workday Interface & Data Conversion Services

Provide assistance to the project team led by Publishing offering select services for:

•     Design, development, and testing of identified portion of software interfaces

•     Development for identified portion of data extraction & conversion

270 days

5.	Blackline	Access to the Distributing Blackline instance hosted service for Blue Lynx Media, LLC to perform application administration and reconciliations for Accounts Payable and Payroll	Until the 2nd anniversary of the Distribution Date

6.	Migration Services	Provide Migration Services as requested by Publishing, including, but not limited to, analysis and solution design, development, integration and testing, through a Statement of Work to be reasonably agreed upon by the Parties with pricing consistent with this Schedule B	Until the 2nd anniversary of the Distribution Date

7.	Domain Name License

•     Non-exclusive, worldwide, non-transferable, royalty-free license to access and use the second level domain tribune.com (including www.tribune.com) and any subdomains associated therewith (collectively, the “Domain Name”); provided that Publishing will:

•     Access and use the Domain Name solely for the maintenance of the subdomains as they exist as of the Distribution Effective Time

•     Not add new public subdomains to the Domain Name

•     Host the Domain Name (except the jump page described below) on Publishing’s domain name servers to support all of the subdomains that are to be transferred or migrated off the Domain Name during the Term of this Transition Service

•     Promptly transfer hosting of all parts of the Domain Name to Distributing upon the later of (x) the completion of the transfer or migration of all subdomains off the Domain Name and (y) the end of the Term of this Transition Service

•     Distributing will be responsible for registering the Domain Name, including extending beyond the current expiration to cover the Term of this Transition Service

•     Distributing will be responsible for creating and hosting a jump page converted from the Domain Name’s web page that will direct visitors to either Distributing’s new corporate web site or Publishing’s new corporate website (Publishing will provide Distributing with the link thereto)

			Until the 2nd anniversary of the Distribution Date	Distributing and Publishing will coordinate any change to the domain registrar or the Domain Name and Publishing will make any change requested by Distributing with respect to subdomains owned by Distributing and configured on Publishing’s domain name servers (Publishing should have the necessary permissions to update its registered domain name servers)

8.	BigFix/IBM EndPoint Manager

Until Publishing can effectively transfer these responsibilities to internal staff:

•     Provide support and user account access for the Bigfix/IBM Endpoint Manager (IEM) environment

•     Provide technical assistance completing the BigFix/IEM project, advancing the Publishing and Media instances in parallel, including:

•     Build, maintain, patch, and support the overall BigFix/IEM service and infrastructure environment

•     Provide services to create fixlets for as-needed situations

•     Provide training and knowledge transfer (both oral and documentation) to technology staff on the BigFix/IEM infrastructure and components

•     Assist in enabling and implementing other available BigFix/IEM modules

120 days

2

Transition Service Schedule A

II.	Functional Category: Human Resources

Distributing’s initial Service Manager shall be Melanie Hughes and Publishing’s initial Service Manager shall be Gwen Murakami.

Ref.	Transition Service	Transition Service Description	Term	Remarks
1.	Benefits Administration

Provide full benefits administration including:

•    Coverage (including plan administration) for eligible Publishing employees under medical, dental, vision, STD, LTD, life, FSA, HSA and all voluntary benefits (including AD&D) maintained by Distributing for the benefit of its employees, including COBRA and HIPAA administration, and compliance with reporting and disclosure pursuant to applicable Law

•    Coverage for eligible Publishing employees under Business Travel Accident Insurance policy (Group Policy # is BTA-120098) issued by Gerber Life Insurance Company and Employee Assistance Program maintained by Distributing for the benefit of its employees

•    Financial analyses of benefits plans

•    Administrative support for Publishing retirees covered by retiree health and welfare benefits—enrollment, administration and call-center

•    Administration of retiree drug subsidies with reimbursement of subsidies to be made to Publishing and accounting / reporting made to appropriate tax department personnel of Publishing

•    Assistance relating to transition from Distributing’s 401(k) plan to Publishing’s 401(k) plan, including access to data to be able to effect smooth enrollment to the extent required by applicable Law

•    Reporting of actual claims incurred that relate to Publishing employees, with such information as may be permitted by HIPAA or other applicable Law

Through 12/31/2014

		• Continued benefits coverage for employees on short and/or long-term disability whose date of disability occurs prior to the Distribution Date	Until the 2nd anniversary of the Distribution Date

2.	Compensation	• Access to employee survey data and PayScale participated in and purchased for Distributing • Access to Towers Watson REWARD	Through 12/31/2014

		• Access to E-Trade for participants and compensation staff	90 days

3.	Employee and Labor Relations

•    Ability to consult with employment and labor lawyers for history on open cases and litigation and labor contracts incurred prior to the Distribution Date

•    Access to files related to current and historic employment and labor litigation for actions against Publishing legal entities arising prior to the Distribution Date

•    Access to labor contracts, bargaining history files, arbitration, grievance history and related items

•    Access to Distributing employees as witnesses and historic expertise to help develop appropriate defenses and litigation strategy on cases brought for actions prior to the Distribution Date

•    Access to employee personnel files for Publishing employees

Until the earlier of (i) the 2nd anniversary of the Distribution Date and (ii) the final disposition of open litigation for legal matters

		• Access to Lee Hecht Harrison outplacement programs for involuntarily terminated Publishing employees	90 days

3

Transition Service Schedule A

Ref.	Transition Service	Transition Service Description	Term	Remarks

4.	Recruiting	Access to: • iCIMS, • Talentwise (including eVerify) • The Work Number • CareerBuilder for job postings	60 days

5.	Benefits	Coverage under Distributing benefits programs for newly hired Publishing employees, including employees hired due to acquisition of new subsidiaries by Publishing under same terms as identified in Employee Matters Agreement and in Item II.1. (Benefits Administration) of this Schedule A	Through 12/31/2014

6.	HR	Coordination and support of bankruptcy-related claims and litigation covering current and former Publishing employees	Until the 2nd anniversary of the Distribution Date

7.	Day Nine Consulting	Unless Publishing has, prior to the Distribution Date, entered into a separate agreement with Day Nine Consulting with respect to the implementation of Workday, use of Distributing’s agreement with Day Nine Consulting	Until the earlier of (i) 10/1/2014 and (ii) the date on which Publishing obtains a separate agreement with Day Nine Consulting with respect to the implementation of Workday	Notwithstanding Sections 3.01 and 3.02 of the Agreement, Publishing will reimburse Distributing for 50% of costs charged to Distributing under the Day Nine Consulting agreement

4

Transition Service Schedule A

III.	Functional Category: Legal

Distributing’s initial Service Manager shall be Sal Karottki and Publishing’s initial Service Manager shall be Julie Xanders.

Ref.	Transition Service	Transition Service Description	Term	Remarks
1.	Legal

•   Access to personnel for history on open cases, litigation, claims, enforcement matters, contracting matters, licensing matters and other similar matters

•   Access to files related to current and historic litigation for Actions against members of the Publishing Group arising prior to the Distribution Date

•   Access to intellectual property files

•   Access to contracts and licenses relating to the Publishing Group’s intellectual property

•   Access to corporate files and documentation relating to entities comprising the Publishing Group or the Publishing Business Assets

Until the 2nd anniversary of the Distribution Date

5

Transition Service Schedule A

IV.	Functional Category: Internal Audit

Distributing’s initial Service Manager shall be Thomas Caputo and Publishing’s initial Service Manager shall be Gregory Page.

Ref.	Transition Service	Transition Service Description	Term	Remarks
1.	Information / Documentation

Access to information and documentation related to:

•   Transition Services or Migration Services provided to Publishing under the Agreement (including this Schedule A) with respect to the period during which such services were provided under the Agreement, and

•   similar services provided to Publishing prior to the Distribution Date

Until the 2nd anniversary of the Distribution Date

2.	Audit Scoping and Planning	Coordination on scoping and planning of test procedures related to then in-effect Transition Services or Migration Services provided to Publishing under the Agreement (including this Schedule A)	Until the expiration or termination of all applicable Transition Services and Migration Services

3.	Audit Results / Reporting

Access to monitoring, test results and reports related to:

•   Transition Services or Migration Services provided to Publishing under the Agreement (including this Schedule A) with respect to the period during which such services were provided under the Agreement, and

•   similar services provided to Publishing prior to the Distribution Date

Until the 2nd anniversary of the Distribution Date

4.	Legal and Regulatory Compliance	Prompt notification of violations of laws, regulations, and policies (including ethics hotline calls and Code of Business Conduct violations) that impact Publishing	Until the 2nd anniversary of the Distribution Date

5.	Business Continuity / Disaster Recovery	Access to business continuity and disaster recovery plans and related test results related to then in-effect Transition Services or Migration Services provided to Publishing under the Agreement (including this Schedule A)	Until the expiration or termination of all applicable Transition Services and Migration Services

6.	Processes / Controls	Prompt notification of identified significant process or control issues related to then in-effect Transition Services or Migration Services provided to Publishing under the Agreement (including this Schedule A)	Until the expiration or termination of all applicable Transition Services and Migration Services

6

Transition Service Schedule A

Ref.	Transition Service	Transition Service Description	Term	Remarks
7.	Audit Support	Audit support for annual internal control certification process and the preparation of quarterly and annual GAAP financial statements	Until the 2nd anniversary of the Distribution Date	To the extent that the audit support relates to a Transition Service subject to special pricing provisions pursuant to the terms of this Schedule A, such audit support shall be subject to such special pricing provisions

7

Transition Service Schedule A

V.	Functional Category: Treasury

Distributing’s initial Service Manager shall be Jack Rodden and Publishing’s initial Service Manager shall be Melanie Reese.

Ref.	Transition Service	Transition Service Description	Term	Remarks
1.	Cash Management	Consultations in connection with cash management, accounts and related treasury processes	90 days

8

Transition Service Schedule A

VI.	Functional Category: Advertising and Marketing in Hartford Market

Distributing’s initial Service Manager shall be Chris Geiger and Publishing’s initial Service Manager shall be Nancy Meyer.

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	Shared Advertising Sales

Accept the following advertising sales made by Tribune Broadcasting Hartford, LLC (“WTIC”) employees in publications, on websites or on social media platforms managed by The Harford Courant Company, LLC (“Hartford Courant”):

•      event advertising sales for any specifically identified event mutually agreed upon by Hartford Courant’s Publisher and WTIC’s Vice President & General Manager

•      all other advertising sales for a strategic and limited group of advertisers determined by Hartford Courant’s Publisher and WTIC’s Vice President & General Manager

			Through 12/31/2014	Notwithstanding Sections 3.01 and 3.02 of the Agreement, such advertising sales will be provided at no charge (i.e., WTIC will pay and incur costs for bonuses and commissions paid to WTIC employees pursuant to these advertising sales and / or will be directly billed by the vendor)

2.	WTIC Marketing

•      Broadcast channels, websites, social media platforms and signage managed by WTIC will present Hartford Courant marketing campaigns and Hartford Courant marketing campaigns will be determined by Hartford Courant’s Publisher subject to approval by WTIC’s Vice President & General Manager

•      WTIC will be responsible for the creation and expense of Hartford Courant broadcast campaign materials

•      WTIC talent appearances will be provided to Hartford Courant

•      The airing of Hartford Courant promotional spots or signage during on-air broadcasts will be followed by sponsorship identification to the extent required by applicable Law

			Through 12/31/2014	Notwithstanding Sections 3.01 and 3.02 of the Agreement, there will be no charge to Hartford Courant for the broadcast campaign materials or WTIC talent appearances

3.	Marketing Co-Branded / Shared Events	Marketing co-branded/shared events will be completed and the specific co-branded/shared events will be mutually agreed upon by Hartford Courant’s Publisher and WTIC’s Vice President & General Manager	Through 12/31/2014	Notwithstanding Sections 3.01 and 3.02 of the Agreement, expenses will be incurred and recorded by Hartford Courant and WTIC respectively with no reimbursement

9

Transition Service Schedule A

VII.	Functional Category: Procurement

Distributing’s initial Service Manager shall be Kathy Jurgeto and Publishing’s initial Service Manager shall be John Cannizzo.

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	Office Supplies	Provide enterprise-wide office supply services and corresponding administrative access, as needed	Through 12/31/2014

2.	Corporate T&E Card	Provide enterprise-wide T&E corporate card services and corresponding administrative access, as needed	Through 12/31/2014

3.	Food Service	Water cooler placement and service in the Tribune Tower	Through 12/31/2014

4.	Telecom, Data, Internet and Wireless Bill Payment	Provide enterprise telecommunication, data, internet and wireless bill payment services and corresponding administrative access, as needed	Through 6/30/2015

10

Transition Service Schedule A

VIII.	Functional Category: Risk Management

Distributing’s initial Service Manager shall be Cara Leeman and Publishing’s initial Service Manager shall be Henry Segal.

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	Risk Management

•      Provide consulting and assistance to Publishing personnel as Publishing manages its own separate and distinct insurance policies, contracts and related processes

•      Although not expected, if certain insurance services initially require pass-through contracts rather than separate contracts, the primary vendor contact will be with Distributing and Distributing will manage the third party contract until a clean separation is effected

Through 12/31/2014

11

Transition Service Schedule A

IX.	Functional Category: Real Estate

Distributing’s initial Service Manager shall be Marina Shapira and Publishing’s initial Service Manager shall be Lucas Beals.

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	MacMunnis Lease Administration

Unless Publishing has, prior to the Distribution Date, entered into a separate agreement with MacMunnis Inc. (“MacMunnis”) with respect to lease administration, use of Distributing’s agreement with MacMunnis, including:

•    Software access

•    Income billing services, including payment by Distributing to Publishing of sublease rental income received from MacMunnis within 3 Business Days after Distributing’s receipt of the applicable funds from MacMunnis

•    Special research projects requested by Publishing

Until the earlier of (i) 12/31/2014 and (ii) the date on which Publishing obtains a separate lease administration agreement with MacMunnis

		• Rental payment services, including funding by Distributing to MacMunnis of Publishing’s monthly rental payments that have been previously approved by Publishing		Notwithstanding Section 3.02 of the Agreement, Publishing will reimburse Distributing for such funded amounts within 3 Business Days after Distributing’s applicable payment to MacMunnis

		• Annual audit of operating expenses and real estate tax reconciliation as requested by Publishing		Publishing will be responsible for MacMunnis’s contingency fee

•    Creation of lease abstracts for (x) Intercompany Leases, (y) leases, subleases and licenses for real property entered into after the Distribution Date and (z) amendments or modifications to any of the foregoing

Notwithstanding Sections 3.01 and 3.02 of the Agreement, Publishing will reimburse Distributing for 50% of Distributing’s costs and expenses incurred in connection with providing such abstracts for net leases and amendments thereto (for the avoidance of doubt, charges for abstracts for gross leases and leases with third parties and amendments to any of the foregoing shall be governed by Sections 3.01 and 3.02 of the Agreement)

12

Transition Service Schedule A

Ref.	Transition Service	Transition Service Description	Term	Remarks

2.	Costa Mesa Production Plant Access	Access to the Distributing Group’s Costa Mesa Production Plant to allow Publishing personnel, at Publishing’s sole cost and expense, to remove all remaining production equipment and generators	Through 10/1/2014

13

Schedule B

Transition Service Schedule

(Publishing Services to Distributing)

Except as may otherwise expressly be set forth in this Transition Service Schedule, none of Publishing, its Affiliates that conduct the Publishing Business or any of their respective Representatives (a) is providing legal, financial, accounting or tax advice in connection with Transition Services performed pursuant to this Schedule B or the Agreement of which this Transition Service Schedule forms a part or (b) has any responsibility, as a result of providing such Transition Services or storing or maintaining any data referred to herein, or otherwise, to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Distributing or any of its Affiliates that conduct the Distributing Business.

To the extent that knowledge transfer is reasonably required in connection with the provision or receipt of a Transition Service, but is not separately stated as an element of such Transition Service, such knowledge transfer shall be included in such Transition Service.

Nothing contained in this Schedule B shall supersede, modify or otherwise limit any of the respective rights or obligations of the Parties or any member of either Group under any access, record retention or similar provision contained in the Separation Agreement or any Ancillary Agreements. Any access granted pursuant to this Schedule B shall be provided (x) during regular business hours and at such other times as are reasonably required and (y) to the extent permissible by applicable Law.

To the extent applicable, capitalized terms used but not otherwise defined in this Transition Service Schedule shall have the meanings ascribed to them in the Agreement or, if not defined therein, the Separation Agreement.

I.	Functional Category: Technology

Distributing’s initial Service Managers shall be David Giambruno, Jeff Sciackitano and Erik Burns and Publishing’s initial Service Managers shall be Ghalib Kassam, Will Rose and Kathy Beiriger.

Notwithstanding Section 3.02 of the Agreement, (a) Distributing will reimburse Publishing for a portion of Publishing’s full time employee costs based on the percentage of such employees’ work in connection with providing the Transition Services included in this item I of this Schedule B to Distributing and (b) Distributing will reimburse Publishing for out-of-pocket or third party costs incurred by Publishing to make repairs to, or replacements of, equipment or systems to the extent that such repairs or replacements have become, through no fault of Publishing, necessary for the provision of any Transition Service included in this item I of this Schedule B, provided that such reimbursement amount shall be limited to the proportionate share of the utilization of such equipment or systems represented by the Transition Services in this item I of this Schedule B (taking into account the remaining Term of the applicable Transition Service).

Notwithstanding Article II of the Agreement, the Provider may reduce the level of service provided pursuant to this item I of this Schedule B in a manner that is consistent with a reduction of the level of service provided to the Provider’s own business resulting from a reduction in the Provider’s workforce, provided that (x) in the event of such a reduction in the level of service provided to the Recipient, the Recipient shall have the right to require that the Provider obtain additional third party staffing to the extent necessary to return to the service levels that would be required but for this provision (it being understood that (i) such additional third party staffing will be directed and managed by the Provider, but will be completely dedicated to providing Transition Services for Recipient’s benefit under the Agreement, and (ii) the Recipient shall be charged for the costs and expenses of such additional third party staffing pursuant to Section 3.02 of the Agreement) and (y) the Provider shall notify the Recipient of any change in service levels pursuant to this provision and, at the Recipient’s request, shall provide service statistics and policy statements evidencing then-current service levels of the Provider’s business.

Upon the expiration of the Transition Services included in items 15, 36 and 37 of this item I of this Schedule B, Distributing will reimburse Publishing for wind-down costs incurred by Publishing to the extent resulting from the expiration of Recipient’s use of such Transition Service. The Provider shall use commercially reasonable efforts to minimize the existence and amount of such wind-down costs; provided, that the foregoing obligations shall not alter or diminish the Recipient’s obligation to pay such wind-down costs as reasonably incurred by the Provider in accordance with the terms hereof. All such wind-down costs shall be due and payable to the Provider in immediately available funds within forty-five (45) days of the Recipient’s receipt of any invoice therefor.

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	Reporting, Interface and Configuration Changes related to Separation	Provide any break/ fix reporting, interface or other configuration changes required due to the split of or transition from systems and technologies under the Agreement related to the Business Separation	365 days

2.	Underlying Services

Subject to the limitations described in the second bullet below, provide any underlying services needed to provide end-state services for all other items provided under the Agreement (including this Schedule B), including, but not limited to:

•      any and all supporting technical services, applications, datamarts, reporting and interfaces to related systems that exist as of the Distribution Date

•      support and maintenance of underlying infrastructure including servers, databases, network, firewalls, storage, data center and other technology components, as well as monitoring, security, disaster recovery, data retention and service management processes required to deliver full service, which includes resolution of break/ fix service interruptions and use of commercially reasonable efforts to mitigate security vulnerabilities, but excludes programming changes to change behavior or correct existing bugs, increases in disk capacity, processing capacity or network bandwidth and other enhancements and upgrades

365 days

3.	Monitoring of Solutions and Environments

•      Monitoring of systems and environments provided under the Agreement (including this Schedule B)

•      Providing timely alerts to Distributing’s Service Manager

•      Providing output from monitoring tools when requested

365 days

4.	Security, Controls and Compliance

Maintain effective security, controls and compliance over all systems and environments provided under the Agreement (including this Schedule B), including:

•      regular penetration testing and intrusion detection of such applications and environments

•      compliance with SOX and other applicable internal control structures and Laws

365 days

5.	Integrations for New Solutions

•      Design, develop, test and implement integrations to systems provided under the Agreement (including this Schedule B) for new Distributing business solutions as required, excluding Migration Services provided pursuant to Section 2.07 of the Agreement

•      Distributing may execute the required work described in the preceding bullet through a Statement of Work if Publishing does not have the required resources available to meet a requested delivery date and Publishing will provide additional access necessary to deliver the solution

365 days

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

6.	Access to Applications

•      Access to and support for the Citrix environment used by Distributing to access applications supported by Publishing, including:

•      Application management / installation

•      Maintenance of proper load balance of resources

•      Incident and problem management and escalation services

•      Required authentication configuration changes related to the migration of domains during the applicable Term

•      Access to applications and functions that cannot be handled via Citrix

365 days

7.	PeopleSoft HCM

•      Access to and support for the following HCM related applications: PeopleSoft Human Resources, Benefits, Payroll, eBenefits, ePay, Non-Employees, My Time Off, New Hire Bridge, PAF, SuccessFactors, Cypress report distribution and Business Objects Datamarts

•      Pulling data out of consolidated datamarts to be provided only one time

•      Create a HR data archive

270 days

		• Post-deployment support and close-out activities for the project to separate PeopleSoft HCM, as set forth in the project’s Deployment and Project Plans	30 days

8.	Workday Solution Delivery

•      Supplemental assistance and services to aid Distributing and DayNine Consulting, Distributing’s primary contractor, in their effort to deliver Distributing’s Workday solution

•      Assistance for the following project related services:

•      Business analysis and software development for data extraction and conversion, migration and validation

•      Design, development and testing of software interfaces

•      Testing and quality assurance for system, data conversion, performance and user acceptance

•      Consulting from Publishing HR resources to support setup and testing of the system by Distributing

•      Project management and business analysis coordination to deliver the solution

270 days

9.	PeopleSoft Financials

•      Access to and support for the following finance related applications: General Ledger, Asset Management, Travel and Entertainment, Accounts Payable, Essbase, NVision, Business Objects datamarts and Cypress report distribution

•      Pulling data out of consolidated datamarts to be provided only one time

•      Create a financial data archive

270 days

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

		• Post-deployment support and close-out activities for the project to separate PeopleSoft Financials, as set forth in the project’s Deployment and Project Plans	45 days

10.	Kronos	Access to and support for the following time keeping related applications: • Tribune Media Services, LLC (“TMS”) Kronos (application support resource only) • Publishing/Broadcasting Kronos	365 days

11.	Triblink	Access to and support for all applications accessed via Triblink including, but not limited to: ePay, eBenefits, Onbase, New Hire Bridge, PAF, Vanguard, Kronos, SharePoint, Benefits Service Center, ticket tracking, Employee Directory, Internal Job Search, Tax Reporting and Withholding, My Expense Center, Travel Services, Password Manager (“USA” domain only), PeopleSoft HCM, PeopleSoft Financials, Broadcasting Financial Reporting, data loader, Tribune@home, MAAX, HR Web service (but excluding the Technology Help Desk Ticket and chat services for end-users)	270 days

12.	Blackline	Access to and support for Distributing’s Blackline hosted service application (administration) and interfaces back to applications supported by Publishing	270 days

13.	SCC Media Server	Access to and infrastructure support for SCC Media Server (Digital Asset Management) instances running in Publishing environments, excluding application support	90 days

14.	SCC Media Server Solution Delivery

•      Supplemental assistance and services to aid Distributing in its effort to deliver Distributing’s SCC Media Server solution, split from the current Publishing instance

•      Assistance for the following project related services:

•      Business analysis and software development for data extraction and conversion, migration and validation

•      Design, development and testing of software interfaces

•      Testing and quality assurance for system, data conversion, performance and user acceptance

•      Consulting from business resources to support setup and testing of the system by Distributing

•      Project management and business analysis coordination to deliver the solution

90 days

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

15.	Data Direct	Access to and support for infrastructure that supports Data Direct (“Tmsdatadirect.com” domain owned and supported by Distributing)	150 days	Reflects 11/2014 replacement plan Distributing will provide application level support

16.	API Pack	Access to and support for infrastructure that supports the API Pack application	90 days	Distributing will provide application level support
17.	SharePoint

Access to and support for the SharePoint environment, including:

•      Access to sites

•      SSRS reporting services utilized for any applications or datamarts provided under the Agreement

•      Transfer related sites, reports, content or data residing in SharePoint to be provided only one time

270 days

18.	Active Directory

•      Access to Distributing dedicated devices residing on any Publishing domains during the applicable Term

•      Access to and support for the “USA” Active Directory environment, including:

•      Trusts and federation, where required, between “USA”, “LocalTVllc” and “Tribunemedia” Active Directory domains or access required during the applicable Term

•      User provisioning and de-provisioning in the dual domain environment as long as “USA” domain credentials are required to access applications provided under the Agreement

•      “LocalTVllc” domain exception process for user provisioning and de-provisioning until “LocalTVllc” domain is migrated to the “Tribunemedia” domain and is included in regular provisioning and de-provisioning processes

•      Interface, provisioning and migration tool changes to accommodate transition of solutions during the applicable Term

270 days

19.	Email / Instant Messaging	Access to and support for Publishing’s instance of Exchange and Lync Instant Messaging environments	90 days

20.	Network WiFi	Access to and support for Aruba WiFi and controllers	180 days

21.	Wide Area Network, Point-to-Point and Internet Access	Access to and support of any Publishing-owned circuits	365 days	Tied to circuit replacement plan

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

22.	Local Area Network Access and Transit

•       Access to Publishing’s LAN/WAN and distribution layer, with data transit across Publishing’s network primarily via static routes (dynamic routes only to be used if required for special circumstance and agreed upon by Publishing), until all equipment and cabling can be separated

•       Access to network gear will be controlled for both Publishing and Distributing

365 days

23.	Internal and External DNS and DHCP

•       Provide DNS and DHCP services and support until a permanent solution is deployed for Distributing

•       Access to and support for Infoblox and IPPlanner as required to migrate to new circuits for Distributing

180 days

24.	IP Addresses	Use of ARIN’s publicly registered address space owned by members of the Publishing Group while Distributing works to exit from internet facing use of this space	Until the 2nd anniversary of the Distribution Date	Distributing retains the right to use the address space on its internal network so long as it is not exposed to the internet

25.	Telecom – Asterisk	• Asterisk support • Vicidial support • Audio Code support	180 days

26.	Telecom – Avaya	Avaya support	180 days

27.	File Storage and Print System	Access to and support for file and print services	90 days

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

28.	Supplemental Technology Support for WTIC (Hartford and New Haven)	Provide Tribune Broadcasting Hartford, LLC (“WTIC”) with technology related access and supplemental support for the primary Hartford Courant location and the New Haven location until WTIC can be effectively split from The Hartford Courant Company, LLC (“Hartford Courant”)	180 days

29.	ADIT and Dynamics CRM (WGN-Radio)	Provide WGN Continental Broadcasting Company, LLC (with respect to WGN-Radio) with access to and support for the following Advertising related applications: ADIT and Dynamics CRM (Raptor)	90 days

30.	Supplemental Technology Support for WSFL and TMS (South Florida)	Provide WSFL, LLC (“WSFL”) and TMS with technology related access and support for the Deerfield Beach location and the downtown Ft. Lauderdale location until WSFL and TMS can be effectively split from Sun Sentinel Company, LLC	365 days

31.	Wide Orbit Media Sales	Network access to get to Wide Orbit Media Sales (WOMS)	180 days

32.	Help Desk and Service Manager

•      Inbound call handling and ticket management for applications provided under the Agreement (including this Schedule B)

•      Inbound call handling and ticket management for misrouted calls and/or tickets during the applicable Term

•      Call system options to re-direct Distributing users to Distributing’s Help Desk

•      Access to full Service Manager client via Citrix for Distributing’s technology support staff

•      Access to Service Manager web portal for ticket creation via Citrix for Distributing’s technology support staff

•      Interface creation and support for auto ticket creation between Distributing’s Gemini Tracker and Service Manager

•      Interaction with Distributing’s Help Desk to handle bi-directional hand-off and follow-up of tickets in the dual environment during the applicable Term

•      User access requests

•      Call and incident reporting

•      Access to three-year history of call volume, call types and Service Manager ticket detail to be provided only one time

365 days

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

33.	Workspace and Internet Connectivity

•      Access to and support for space, including physical access and network and telecommunication access and support, from Orlando Sentinel Communications Company, LLC at Publishing’s Help Desk for the provision by Distributing of support services between Distributing’s Help Desk and Publishing’s Help Desk

•      Access to and support for space, including physical access and network and telecommunication access and support, from Los Angeles Times Communications LLC on the western side of the 7th floor at its downtown building

			365 days	Network connection to be provided via a segregated Publishing network with need to utilize virtual private networking software to access Distributing software

34.	Freedom Center Data Center Use	Use of the data center space in the Freedom Center to hold infrastructure for Distributing’s disaster recovery until data circuits can be installed in Distributing’s backup data center, including physical access, network connectivity and basic data center support	180 days	Distributing’s Information Technology will support the actual infrastructure, all of which resides on Distributing’s network

35.	Tribune Tower and Freedom Center Building Security System	Access to and support for the security systems for the Tribune Tower and the Freedom Center until replaced by Distributing	365 days

36.	Wide Orbit	Access to and support for infrastructure that supports Wide Orbit application, unless Distributing has given notice prior to the Distribution Date that this Transition Service is no longer needed	60 days	Distributing will provide application and database level support

37.	Zap2It	Access to and support for infrastructure that supports the Zap2It application	90 days	Distributing will provide application level support
38.	Migration Services	Provide Migration Services as requested by Distributing, including, but not limited to, analysis and solution design, development, integration and testing, through a Statement of Work to be reasonably agreed upon by the Parties with pricing consistent with this Schedule B	Until the 2nd anniversary of the Distribution Date

39.	Akamai

•      Use of Publishing’s agreement with Akamai until Distributing’s configuration can be migrated into a separate agreement, unless Distributing has given notice prior to the Distribution Date that this Transition Service is no longer needed

•      Access to and support for modifications to content provider codes and other configuration related to the Distributing Business Assets

•      Support for and assistance with migrating into a separate agreement the content provider codes and other configuration used by Distributing

60 days

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

40.	Profisee

•      Access to and support for Profisee until Distributing’s configuration can be migrated into a separate agreement, unless Distributing has given notice prior to the Distribution Date that this Transition Service is no longer needed

•      Support for and assistance with migrating into a separate agreement the configuration used by Distributing

60 days

41.	Financial Support	Provide financial consulting services for Distributing’s technology function, as needed	90 days

Transition Service Schedule B

II.	Functional Category: Human Resources

Distributing’s initial Service Manager shall be Melanie Hughes and Publishing’s initial Service Manager shall be Gwen Murakami.

Notwithstanding Section 3.02 of the Agreement, Distributing will reimburse Publishing for a portion of Publishing’s Compensation Manager’s and Publishing’s Senior Manager of Workforce Data’s respective salaries based on the percentage of such Publishing’s Compensation Manager’s and Publishing’s Senior Manager of Workforce Data’s respective time spent providing services to Distributing.

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	Compensation	Access to Publishing’s Compensation Manager, Jennifer Bozarth, for 50% of her time	Through the later of (x) 9/1/2014 and (y) Ms. Bozarth’s last day at Publishing (if she resigns)

2.	HR Systems

•      Limited telephonic support of PeopleSoft set up and ancillary systems (including SuccessFactors, PAF and New Hire Bridge) on an ad-hoc, as needed basis and as time allows until implementation of Workday is complete

•      Continued joint participation, at no charge, in sessions and efforts to implement Workday, with the understanding that Distributing employees will focus on Distributing’s needs and Publishing employees will focus on Publishing’s needs and will diverge to the extent necessary to satisfy each Party’s unique business requirements

			Through 10/31/2014	Publishing’s Senior Manager of Workforce Data to provide HR Systems services for up to 50% of her time

Transition Service Schedule B

III.	Functional Category: Legal

Distributing’s initial Service Manager shall be Sal Karottki and Publishing’s initial Service Manager shall be Julie Xanders.

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	Legal

•    Access to personnel for history on open cases, litigation, claims, enforcement matters, contracting matters, licensing matters and other similar matters

•    Access to files related to current and historic litigation for Actions against members of the Distributing Group arising prior to the Distribution Date

•    Access to intellectual property files

•    Access to contracts and licenses relating to the Distributing Group’s intellectual property

•    Access to corporate files and documentation relating to entities comprising the Distributing Group or the Distributing Business Assets

Until the 2nd anniversary of the Distribution Date

Transition Service Schedule B

IV.	Functional Category: Blue Lynx Media, LLC

Distributing’s initial Service Manager shall be Jim Fernandez and Publishing’s initial Service Manager shall be Dan Sawyers.

Notwithstanding Section 3.02 of the Agreement, Distributing will reimburse Publishing for a portion of Publishing’s full time employee costs based on the percentage of such employees’ work in connection with providing the Transition Services included in this item IV of this Schedule B to Distributing.

Unless otherwise agreed by the Parties, from and after the Distribution Date, Publishing shall measure and report, on a monthly basis in accordance with methods mutually agreed upon by the Parties, each of the twelve service levels as separately agreed between the Parties (collectively, the “Service Levels”) and Publishing’s actual performance of the Transition Services included in this item IV of this Schedule B, including a comparison of such actual performance to the applicable Service Level. Publishing recognizes that its failure to meet any of the Service Levels in providing the Transition Services included in this item IV of this Schedule B could have a material adverse impact on the business and operations of Distributing and that the damages resulting from Publishing’s failure to meet such Service Levels are not capable of precise determination. Accordingly, in addition to any other rights and remedies at Law or in equity available to Distributing pursuant to the Agreement (including Section 2.04 of the Agreement), if Publishing fails to meet any of the Service Levels, then Publishing shall, as compensation for Distributing’s damages and not as a penalty, provide to Distributing credits as follows: if Publishing fails to meet a Service Level for any two (2) months out of a rolling three (3) month period, a credit will be provided based on one twelfth (or 8.33%) of the then-current month’s aggregate billing amount (it being understood that (A) such any such credits shall only apply for the twelve identified Service Levels and shall be assigned an equal weighting of 8.33%, (B) if a single event directly causes the failure to achieve more than one Service Level, then only one such credit will apply and (C) for the avoidance of doubt, Publishing will not be required to provide any such credits for failing to meet Service Levels prior to the Distribution Date). In each case of a failure to satisfy a Service Level, Publishing shall conduct, within 15 days of such failure, a root cause analysis and provide to Distributing a plan of activities which will allow Publishing to satisfy the applicable Service Level at the earliest date practicable.

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	Payroll Processing

•    Process payroll cycles based on Distributing’s requirements, including normal payroll cycles, special pays, incentives, commissions, etc. on pre-determined pay dates or other dates as requested by Distributing

•    Facilitate electronic payments, pay cards or printing of paychecks (including distribution) as required by Distributing

•    Calculate gross to net processing

•    Prepare funding information and processing of net payroll, taxes, union dues, garnishments, other deductions and the like

•    Post pay statements on ePay

•    Process third-party payments

Through 3/31/2015

2.	Payroll Maintenance

•    Maintain employee payroll related data in PeopleSoft and Workday to allow for continuation of all benefits and payroll processing

•    Maintain FEIN and power-of-attorney for the purpose of paying and remitting taxes

•    Maintain FUI and SUI tax rates for each Distributing Group FEIN

•    Process required registration with state tax agencies

Through 3/31/2015

3.	Payroll Reporting

•    At least three days prior to the date on which the on-cycle payment for a period is to be made, provide Distributing with a copy of the payroll register

•    On the working day preceding a payroll payment, provide Distributing’s Treasury Service Manager with payroll funding requirements

Through 3/31/2015

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

4.	Payroll Tax Compliance

•    Maintain ADP tax filing service

•    Provide information to ADP as necessary to resolve tax issues

•    Provide information to Equifax as necessary for management of unemployment claims

•    Annual issuance of W-2’s and if necessary W-2C’s through ADP

•    Process other tax reporting not handled by ADP

•    Support state audit requests

•    Maintain a payroll Help Desk

Through 3/31/2015

5.	Accounts Payable

•    Process invoices through OnBase or manually for coding and approval by Distributing employees based on hierarchy established by Distributing

•    Facilitate payment processing and distribution

•    Send escalation emails for delinquent coding and approval

•    Maintain vendor database including W-9 and other relevant information

•    Facilitate emergency payments upon request

•    Maintain accounts payable Help Desk

•    Coordinate year end 1099 reporting with Distributing’s business units including printing and mailing of reports and IRS filing

•    Escheatment research and resolution, including filings

•    Provide assistance with vendor garnishments, bank exception management, credit applications, utility billing research, void / reissue checks and other similar miscellaneous functions

•    Process bankruptcy related claim payments, including maintaining the returned check log, recording claim number details within PeopleSoft, responding to creditor inquiries, voiding outstanding checks, and claim related 1099 reporting

Through the earlier of (x) the 2nd anniversary of the Distribution Date and (y) Publishing’s implementation of a new enterprise resource planning (“ERP”) system, so long as Publishing gives Distributing at least 6 months’ prior written notice thereof

6.	T&E

•    Process applications and issue American Express corporate cards

•    Review expense reports for compliance with established policies

•    Facilitate payments to American Express and reimbursements to employees for out-of-pocket expenses

•    Process and cancel corporate cards and accounts

•    Provide delinquency reporting

Through the earlier of (x) the 2nd anniversary of the Distribution Date and (y) Publishing’s implementation of a new ERP system, so long as Publishing gives Distributing at least 6 months’ prior written notice thereof

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

7.	Accounting

•    Record certain monthly journal entries and perform certain account reconciliations including providing supporting documentation to Distributing

•    Provide pension payment and reporting services for Distributing’s business units for which current services are provided

•    Facilitate capital allocation request (“CAR”) set-up, place in service fixed assets, record asset transfers and retirements within PeopleSoft asset management module for Distributing’s business units for which current services are provided

•    Provide CAR progress reporting and quarterly fixed asset reporting (i.e., BS-8) preparation for Distributing’s business units for which current services are provided

			Through the earlier of (x) the 2nd anniversary of the Distribution Date and (y) Publishing’s implementation of a new ERP system, so long as Publishing gives Distributing at least 6 months’ prior written notice thereof	Notwithstanding Section 3.02 of the Agreement, Distributing will be directly billed under its Blackline contract for new licenses purchased after the Distribution Date

8.	Controls and Administration

•    Ensure effective internal controls are maintained for service areas performed on behalf of Distributing

•    Perform self-testing of controls related to services provided as requested by Distributing and agreed upon by both Parties

•    Provide SOC reports for sub-providers upon request

•    Review and assess duplicate payments and recoveries

•    Complete quarterly OFAC review and reporting

•    Controls and administrative costs (including executive costs, facility costs and support services)

Through the earlier of (x) the 2nd anniversary of the Distribution Date and (y) Publishing’s implementation of a new ERP system, so long as Publishing gives Distributing at least 6 months’ prior written notice thereof

		• Facilitate internal and external audit requests, including self-testing of controls related to services provided		Notwithstanding Sections 3.01 and 3.02 of the Agreement, publication related internal and external audit request services required after the 5 month anniversary of the Distribution Date to be charged at $100 per hour for time required to perform such services

Transition Service Schedule B

V.	Functional Category: Internal Audit

Distributing’s initial Service Manager shall be Thomas Caputo and Publishing’s initial Service Manager shall be Gregory Page.

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	Information / Documentation

Access to information and documentation related to:

•      Transition Services or Migration Services provided to Distributing under the Agreement (including this Schedule B) with respect to the period during which such services were provided under the Agreement, and

•      similar services provided to Distributing prior to the Distribution Date

Until the 2nd anniversary of the Distribution Date

2.	Audit Scoping and Planning	Coordination on scoping and planning of test procedures related to then in-effect Transition Services or Migration Services provided to Distributing under the Agreement (including this Schedule B)	Until the expiration or termination of all applicable Transition Services and Migration Services

3.	Audit Results / Reporting

Access to monitoring, test results and reports related to:

•      Transition Services or Migration Services provided to Distributing under the Agreement (including this Schedule B) with respect to the period during which such services were provided under the Agreement, and

•      similar services provided to Distributing prior to the Distribution Date

Until the 2nd anniversary of the Distribution Date

4.	Legal and Regulatory Compliance	Prompt notification of violations of laws, regulations, and policies (including ethics hotline calls and Code of Business Conduct violations) that impact Distributing	Until the 2nd anniversary of the Distribution Date

5.	Business Continuity / Disaster Recovery	Access to business continuity and disaster recovery plans and related test results related to then in-effect Transition Services or Migration Services provided to Distributing under the Agreement (including this Schedule B)	Until the expiration or termination of all applicable Transition Services and Migration Services

6.	Processes / Controls	Prompt notification of identified significant process or control issues related to then in-effect Transition Services or Migration Services provided to Distributing under the Agreement (including this Schedule B)	Until the expiration or termination of all applicable Transition Services and Migration Services

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

7.	Audit Support	Audit support for annual internal control certification process and the preparation of quarterly and annual GAAP financial statements	Until the 2nd anniversary of the Distribution Date	To the extent that the audit support relates to a Transition Service subject to special pricing provisions pursuant to the terms of this Schedule B, such audit support shall be subject to such special pricing provisions

Transition Service Schedule B

VI.	Functional Category: Advertising, Marketing, Event Management and Fleet Maintenance in Hartford Market

Distributing’s initial Service Manager shall be Chris Geiger and Publishing’s initial Service Manager shall be Nancy Meyer.

Ref.	Transition Service	Transition Service Description	Term	Remarks

1.	Shared Advertising Sales

Accept the following advertising sales made by Hartford Courant employees for on-air broadcasting, on websites or on social media platforms managed by WTIC; provided that such advertising sales and the sales made pursuant to co-op advertising sales initiatives described in item VI.2. of this Schedule B, in the aggregate, will not exceed 15% of weekly station availabilities:

•      Event advertising sales for any specifically identified event mutually agreed upon by Hartford Courant’s Publisher and WTIC’s Vice President & General Manager (“VP&GM”)

•      All other advertising sales for a strategic and limited group of advertisers determined by Hartford Courant’s Publisher and WTIC’s Vice President & General Manager

			Through 12/31/2014	Notwithstanding Sections 3.01 and 3.02 of the Agreement, such advertising sales will be provided at no charge (i.e., Hartford Courant will pay and incur costs for bonuses and commissions paid to Hartford Courant employees pursuant to these advertising sales and / or will be directly billed by the vendor)

2.	Co-op Advertising Sales Initiatives	Hartford Courant employees will execute specific co-op advertising sales initiatives for use on-air, on websites or on social media platforms managed by WTIC that are mutually agreed upon by Hartford Courant’s Publisher and WTIC’s Vice President & General Manager; provided that the sales made pursuant to such co-op advertising sales initiatives and the advertising sales described in item VI.1. of this Schedule B, in the aggregate, will not exceed 15% of weekly station availabilities	Through 12/31/2014	Notwithstanding Sections 3.01 and 3.02 of the Agreement, WTIC will pay Hartford Courant $40,000 for such co-op advertising sales initiatives provided through 12/31/2014

3.	Hartford Courant Marketing

•      Publications, broadcast channels, websites, social media platforms, and signage managed by Hartford Courant will present WTIC marketing campaigns, which will be determined by WTIC’s Vice President & General Manager subject to approval by Hartford Courant’s Publisher

•      WTIC will be responsible for the creation and expense of its broadcast campaign materials to be run on Hartford Courant’s platforms

Through 12/31/2014

4.	Marketing Co-Branded / Shared Events	Marketing co-branded/shared events will be completed and the specific co-branded/shared events will be determined by Hartford Courant’s Publisher and WTIC’s Vice President & General Manager	Through 12/31/2014	Notwithstanding Sections 3.01 and 3.02 of the Agreement, expenses will be incurred and recorded by Hartford Courant and WTIC, respectively, with no reimbursement

Transition Service Schedule B

Ref.	Transition Service	Transition Service Description	Term	Remarks

5.	Event Management	Hartford Courant employees and vendors will execute specific co-branded/shared events provided under item VI.4. of this Schedule B as well as off-site broadcast events	Through 12/31/2014	Notwithstanding Sections 3.01 and 3.02 of the Agreement, WTIC will pay Hartford Courant $20,000 for such event management services provided through 12/31/2014 and will reimburse Hartford Courant’s costs for incremental vendor services required for off-site broadcast events

6.	Fleet Maintenance and Machine Shop Service

•      Service and maintain WTIC’s ENG trucks and news-gathering vehicles

•      Provide machine shop services to WTIC’s Broadcast Engineering department for equipment mechanical repair, design and manufacturing services

Through 12/31/2014

7.	FCC Disclosures	Appropriate disclosures applying FCC rules will be made for on-air broadcasting joint projects inclusive of signage and background references	Through 12/31/2014

Transition Service Schedule B

VII. Functional Category: Procurement

Distributing’s initial Service Manager shall be Kathy Jurgeto and Publishing’s initial Service Manager shall be John Cannizzo.

Ref.	Transition Service	Transition Service Description	Term	Remarks
1.	Travel Management Company	Provide enterprise wide travel management company services and corresponding administrative access, as needed	Through 11/30/2014

2.	Dedicated Agent	Provide dedicated agent services to senior Distributing managers	Through 11/30/2014	Notwithstanding Sections 3.01 and 3.02 of the Agreement, Distributing will reimburse Publishing for fees associated with Distributing’s use of dedicated agent services, pro-rata; specific direct costs and monthly pro-rata fees are based on the employees who have access to, and use, the program

3.	Preferred Airlines	Provide enterprise wide preferred airline services and corresponding administrative access, as needed	Through 12/31/2014

4.	Preferred Auto Rental	Provide enterprise wide preferred auto rental services and corresponding administrative access, as needed	Through 12/31/2014

5.	Preferred Hotels	Provide enterprise wide preferred hotels services and corresponding administrative access, as needed	Through 12/31/2014

6.	Energy Bill Payment	Provide enterprise energy bill payment services and corresponding administrative access, as needed	Through 12/31/2014

7.	Energy Consultant	Provide specific energy consulting services to de-regulated markets and corresponding administrative access, as needed	Through 12/31/2014

8.	Electrical Energy Supplier	Provide electrical energy to de-regulated markets and corresponding administrative access, as needed	Through 3/31/2015

Transition Service Schedule B

VIII. Functional Category: Digital Ad Operations

Distributing’s initial Service Manager shall be Brian Belanger and Publishing’s initial Service Managers shall be Isabelle Kinel and Jake LaDuke.

Notwithstanding Section 3.02 of the Agreement, Distributing will reimburse Publishing for a portion of Publishing’s full time employee costs based on the percentage of such employees’ work in connection with providing the Transition Services included in this item VIII of this Schedule B to Distributing.

Ref.	Transition Service	Transition Service Description	Term	Remarks
1.	Creative Design: Standard Display Advertising Creation	Provide Standard Display Advertising Creation on an as-requested basis (standard creative products are defined at tribuneinteractive.com/specs/display.html and include static or flash cubes, half pages, leaderboards, wide skyscrapers, half banners, pencils, micro and mini-banners)	Through 12/31/2014

2.	Creative Design: Rich Media and Admail Creation

Provide on an as-requested basis:

•   Rich Media Ad Creation (Rich Media creative products and examples are defined at tribuneinteractive.com/specs/richmedia.html and include generating creative tags for billboards, expandables, filmstrips, free-forms, hovers, interstitials, peelbacks, portraits, pushdowns, reskins, sidekicks, sliders, pre-rolls, in-unit video ad units and video interstitials)

•   Admail Creation

Through 12/31/2014

3.	Ad Serving	• Rich Media ad serving	Through 12/31/2014

		• Ad Serving Network access for display ad monetization, in Network 8398 of Publishing’s DFP Premium network	Through 7/31/2014

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